Exhibit 21.1

Subsidiaries of EIG Mutual Holding Company

(to be renamed Employers Holdings, Inc.)

Employers Insurance Group, Inc. (to be renamed Employers Group, Inc.)
Employers Insurance Company of Nevada
Employers Occupational Health, Inc.
Elite Insurance Services, Inc.
Employers Compensation Insurance Company